Exhibit 2.2

1650 Hwy 6 S, Suite 190
Sugar Land, TX 77478

March 23, 2020
Via E-Mail
Mohammad Aballala
Purchasers’ Representative
4896 Abdulrahma Ibn Ali Al Ash Shaikh - As Sulimaniyah, Riyadh
Kingdom of Saudi Arabia, 12243 - 7504

On behalf of all Purchasers:
Al Masane Al Kobra Mining Co.
Mohammad Aballala
Ibrahim A. Musallam
Majed A. Musallam
Ayman A. Alshibi
Savas Sahin
Arabian Mining Company

RE: Third Amendment to Share Sale and Purchase Agreement

Dear Sirs,

Reference is made to that certain Share Sale and Purchase Agreement by and between Trecora Resources (“Seller”) and Al Masane Al Kobra Mining Co. and the other purchasers (“Purchasers”), dated September 22, 2019, as previously amended (the “Agreement”). Capitalized terms used but not defined herein shall have the meaning set forth in the Agreement.
The Agreement provides that the closing of the transactions contemplated therein will occur on or before March 31, 2020. Seller has been notified by the Purchasers’ Representative that some of the Purchasers will not be able to close all or a portion of their purchase commitment under the Agreement by March 31, 2020. Accordingly, 50% of the aggregate amount of the Deposit is hereby released to Seller without the need for further action, and the parties hereto agree as follows:

(1)
With respect to each Purchaser who closes the purchase of 100% of its share allocation set forth in Schedule 1 of the Agreement by payment of its portion of the Purchase Price by wire transfer of immediately available funds to an account designated by Seller on or before March 31, 2020, 100% of the portion of the Deposit paid by such Purchaser will be credited toward the portion of the Purchase Price payable by such Purchaser; and

(2)
With respect to each Purchaser who closes a portion of its share allocation set forth in Schedule 1 of the Agreement by payment of its proportionate share (on a per share basis) of the Purchase Price by wire transfer of immediately available funds to an account designated by Seller on or before March 31, 2020 (each such Purchaser a “Partial Purchaser”), (i) the Deposit paid by such Partial Purchaser will be credited toward the Purchase Price for such Partial Purchaser on a proportionate basis, and (ii) 50% of the remaining Deposit paid by such Partial Purchaser (after giving effect to (i)) will be released to Seller without the need for further action as liquidated damages for the delay in closing the transactions contemplated by the Agreement; and

(3)
With respect to each Purchaser who does not close the purchase of any of its share allocation set forth in Schedule 1 of the Agreement on or before March 31, 2020 (each such Purchaser, a “Deferring Purchaser”), 50% of the portion of the Deposit paid by such Deferring Purchaser shall be released to Seller without the need for further action as liquidated damages for the delay in closing the transactions contemplated by the Agreement; and

(4)
If a Partial Purchaser or Deferring Purchaser closes the purchase of 100% of its share allocation set forth in Schedule 1 of the Agreement (or remaining portion thereof, as applicable) by wire transfer of immediately available funds to an account designated by Seller on or before September 28, 2020 (the “New Long-Stop Date”), the remaining amount of the Deposit paid by such Partial Purchaser or Deferring Purchaser will be credited toward the portion of the Purchase Price payable by such Partial Purchaser or Deferring Purchaser at such closing; and

(5)
With respect to any Partial Purchaser or Deferring Purchaser that does not close the purchase of 100% of its share allocation set forth in Schedule 1 of the Agreement (or remaining portion thereof, as applicable) on or before the New Long-Stop Date, then (i) the remaining amount of the Deposit paid by such Partial Purchaser or Deferring Purchaser shall be released to Seller as of September 29, 2020 without the need for further action as liquidated damages for the delay in closing the transactions contemplated by the Agreement, and (ii) Seller may terminate the Agreement pursuant to Section 15.1 of the Agreement unless Seller elects, in its sole discretion, to further extend the New Long-Stop Date.

Each Partial Purchaser and Deferring Purchaser further agrees that it will use its best efforts to close the purchase of 100% if its share allocation as soon as possible.
The Company and each other Purchaser further acknowledge and agree that Seller shall continue to have the right to appoint three directors to the board of directors of the Company, and shall continue to have all other governance rights it currently has, until the date on which 100% of Seller’s interest in the Company has been purchased by Purchasers.
This letter will be effective as of the last date on which it is fully executed by all parties hereto.

Notwithstanding any amendments made to the Agreement by and in accordance with this letter, it is acknowledged and agreed that all other terms and conditions of the Agreement shall remain in full force and effect.
Yours faithfully,

TRECORA RESOURCES

/s/ Patrick David Quarles
For and on behalf of Trecora Resources
Name: Patrick David Quarles
Title: President and CEO

The contents of this letter are acknowledged and agreed to by the Purchasers’ Representative acting for and on behalf of the Purchasers

/s/ Mohammad Aballala
Purchasers’ Representative
Name: Mohammad Aballala
Date: March 26, 2020

The contents of this letter are acknowledged and agreed to by the Company each of the Purchasers

/s/ Mohammad Aballala
For and on behalf of Al Masane Al Kobra Mining Co.
Name: Mohammad Aballala
Title: Chairman
Date: March 26, 2020

/s/ Mohammad Aballala
Mohammad Aballala

Date: March 26, 2020

/s/ Ibrahim A. Musallam
Ibrahim A. Musallam

Date: March 25, 2020

/s/ Majed A. Musallam
Majed A. Musallam

Date: March 25, 2020

/s/ Ayman A. Alshibi
Ayman A. Alshibi

Date: March 25, 2020

/s/ Savas Sahin
Savas Sahin

Date: March 25, 2020